UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2013 (July 1, 2013)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Items 5.02(b) and 5.02(f)

On July 1, 2013, Robert M. McNutt resigned from his position as senior vice president and chief financial officer of Greif, Inc. (the “Company”). The resignation was not related to any disagreement between Mr. McNutt and the Company relating to the Company’s strategy, operations, practices, internal controls or financial reporting.

On July 1, 2013, the Company and Mr. McNutt entered into a severance agreement regarding Mr. McNutt’s resignation. The following provides a brief description of the material terms of the severance agreement:

•	The Company will pay Mr. McNutt severance for 39 weeks up to $378,751, subject to customary claw-back provisions.

•

The Company will pay a portion of Mr. McNutt’s health care premiums related to his coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for 39 weeks so that the portion of the COBRA premiums paid by Mr. McNutt will be equal to the amount paid by active employees for their group health coverage.

•	Mr. McNutt will be subject to customary restrictive covenants concerning confidentiality, noncompetition, nonsolicitation and nondisparagement.

•	The agreement contains other customary terms for an agreement of this nature, such as a release of claims and outplacement benefits.

The Company has commenced a search for a new chief financial officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: July 3, 2013	By	/s/ Gary R. Martz
Gary R. Martz, Executive Vice President and General Counsel